TURNER INVESTMENT PARTNERS, INC.

TURNER INVESTMENT MANAGEMENT, LLC

CODE OF ETHICS AND PERSONAL TRADING POLICY

 Dated February 1, 2005

 STANDARDS OF BUSINESS CONDUCT:

Turner Investment Partners, Inc. and Turner Investment Management, LLC  ("Turner") each owes a fiduciary duty to all of its clients. All Turner  employees have an affirmative duty of utmost good faith to deal fairly,  to act in our clients' best interests at all times, and to make full  and fair disclosure of material facts. To fulfill this duty:

1.	We shall conduct business in a fair, lawful, and ethical manner;

2.	We at all times shall furnish individualized, competent, disinterested, and continuous advice to our clients regarding the sound management of their investments;

3.	We shall develop a reasonable, independent basis for our investment advice;

4.	We shall offer our clients only those pre-approved products/services that have been determined to be appropriate for their specific needs and which provide fair value;

5.	We shall respect and protect the right to privacy of all our clients by keeping all information about clients (including former clients) in strict confidence;

6.
We shall seek to obtain best execution on behalf of each client,  and brokers are selected with a view to obtaining best execution.  Turner believes that best execution is typically achieved not by  negotiating the lowest commission rate, but by seeking to obtain  the best overall result (including price, commission rate and  other relevant facts) for the client, all as more fully set forth  in Turner's Best Execution Policy in its Compliance Manual;

7.
We shall avoid and eliminate all actual or apparent conflicts of  interest because we owe our clients undivided loyalty. When a  conflict cannot be avoided or eliminated, full and fair disclosure  of the conflict shall be made to the parties involved;

8.	Management of Turner shall lead by example, creating an environment encouraging honesty and fair play by all employees in the conduct of his or her duties; and

9.	Management of Turner shall review (and find acceptable) the qualifications, experience and training of all individuals prior to assigning any supervisory responsibilities.

COMPLIANCE WITH FEDERAL SECURITIES LAWS:

 Employees must comply with all applicable federal securities laws.  Employees shall have and maintain sufficient knowledge of all laws that  govern their duties and profession. Compliance with applicable federal  securities laws is an essential part of upholding our fiduciary duty to  our clients.

 Employees are not permitted in connection with the purchase or sale,  directly or indirectly, of a security held or to be acquired by a  client:

1.	To defraud such client in any manner;

2.	To mislead such client, including by making a statement that omits material facts;

3.	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

4.	To engage in any manipulative practice with respect to such client; or

5.	To engage in any manipulative practice with respect to securities, including price manipulation.

PREVENTION OF MISUSE OF MATERIAL NONPUBLIC INFORMATION:

To guarantee professional, candid, and confidential relationships to  our clients, employees shall maintain the confidentiality of all  information entrusted to us by our clients. Material, nonpublic  information about Turner's securities recommendations and about client  securities holdings and transactions shall not be misused in violation  of the Securities Exchange Act of 1934 or the Investment Advisers Act  of 1940, or the rules and regulations thereunder. This information is  not to be used for personal gain or to be shared with others for their  personal benefit.

Turner's policy and procedures for the prevention of insider trading  set forth elsewhere in its Compliance Manual are incorporated into the  Code of Ethics.

REPORTING OF PERSONAL INVESTMENTS AND TRADING (PERSONAL TRADING POLICY):

A.
Personal Investments: An employee should consider himself the  beneficial owner of those securities held by him, his spouse, his minor  children, a relative who shares his house, or persons by reason of any  contract, arrangement, understanding or relationship that provides him  with sole or shared voting or investment power.

B.
Employees are barred from purchasing any securities (to include Common Stock and related Options, Convertible securities, Options, or Futures  on Indexes) in which the firm has either a long or short position. If  an employee owns a position in any security, he must get written  pre-clearance from the Chairman or President to add to or sell the  position. ALL SECURITY TRANSACTIONS (BUY OR SELL) REQUIRE WRITTEN  CLEARANCE IN ADVANCE. Approval is good for 48 hours; if a trade has not  been executed, subsequent approvals are necessary until the trade is  executed. The Exception Committee (the Chairman, Vice Chairman,  President, and Director of Compliance) must approve any exceptions to  this rule.

C.
Employees may not purchase initial public offerings. Private  placements/Limited partnerships require written pre-clearance. Mutual  Fund holdings are excluded from pre-clearance and reporting. IRA's, and  Rollover IRA's that are self-directed (i.e. stocks or bonds, not mutual  funds), and ESOP's (Employee stock ownership plans) require  pre-clearance. Pre-clearance is not required for non-volitional  transactions, including automatic dividend reinvestment and stock  purchase plan acquisitions, gifts of securities over which an employee  has no control of the timing of the gift, and transactions that result  from corporate action applicable to all similar security holders (such  as stock splits, tender offers, mergers, stock dividends, etc.).  Non-volitional transactions should be reported.

D.	Blackout Restrictions: Employees are subject to the following restrictions when their purchases and sales of securities coincide with trades of Turner Clients (including investment companies):

1.
Purchases and sales within three days FOLLOWING a client trade.  Employees are prohibited from purchasing or selling any security  within three calendar days after a client transaction in the same  (or a related) security. The Exception Committee must approve exceptions. If an employee makes a prohibited transaction without an exception the employee must unwind the transaction and relinquish any gain from the transaction to charity.

2.
Purchases within seven days BEFORE a client purchase. An employee  who purchases a security within seven calendar days before a  client purchases the same (or a related) security is prohibited  from selling the security of a period of six months following the  client's trade. The Exception Committee must approve exceptions.  If an employee makes a prohibited sale without an exception within  the six-month period, the employee must relinquish any gain from  the transaction to charity.

3.
Sales within seven days BEFORE a client sale. An employee who  sells a security within seven days before a client sells the same  (or a related) security must relinquish to charity the difference  between the employee's sale price and the client's sale price  (assuming the employee's sale price is higher).

4.
These restrictions do not apply to proprietary investment  partnerships for which the firm acts as an adviser in which the  officers and employees of the adviser have an equity interest of  less than 50%.

E.
Short Term Trading Rule - Employees may not take PROFITS in any  security in less than 60 days (includes Options, Convertibles and  Futures). If an individual must trade with in this period, the  Exception Committee must grant approval or the employee must relinquish  such profits to charity. The closing of positions at a loss is not  prohibited. Options that are out of the money may be exercised in less  than 60 days. The proprietary partnerships may take profits in less  than 60 days.

F.
Reporting: Consistent with the requirements of the Investment Advisers  Act of 1940 - Rules 204-2 (a)(2) and (a)(3), and with the provisions of  Rule 17j-1 of the Investment Company Act of 1940, all employees are  considered access persons and must submit the following:

1.
INITIAL HOLDINGS REPORT - within ten (10) days of hire, all new  employees are required to file a signed and dated Initial Holdings  Report, setting forth the title and exchange ticker symbol or  CUSIP number, the number of shares, and the principal amount of  each covered security in which they have any direct or indirect  beneficial ownership; and the name of any broker, dealer, or bank  with whom an account is maintained in which any covered securities  are held for their direct or indirect benefit. The information  must be current as of a date no more than 45 days prior to the  date the person becomes an employee.

2.
ANNUAL HOLDINGS REPORT - on an annual basis, all employees are  required to file within thirty (30) days of year-end a signed and  dated Annual Holdings Report listing all securities beneficially  owned as of December 31st. Within this Report, all employees must  list the title and exchange ticker symbol or CUSIP number, the  number of shares, and the principal amount of each covered  security in which they had any direct or indirect beneficial  ownership; and the name of any broker, dealer, or bank with whom  an account was maintained in which any covered securities were  held for their direct or indirect benefit. The information must be  current as of a date no more than 45 days prior to the date the  report was submitted.

3.
QUARTERLY TRANSACTION REPORTS - All employees must submit within  ten (10) days following the end of each calendar quarter a signed  and dated report listing all transactions executed during that  preceding calendar quarter, along with duplicate  statements/confirmations. For each transaction, employees are  required to list the date of the transaction, the title and  exchange ticker symbol or CUSIP number, the interest rate and  maturity date (if applicable), the number of shares and the  principal amount of each covered security involved; the nature of  the transaction (i.e., purchase, sale, or other type of  acquisition/disposition); the price at which the transaction was  effected; the name of any broker, dealer, or bank through which  the transaction was effected; and the date the employee submits  the report. Statements are reviewed by one of the firm's Series 24  principals. Brokerage, IRA's, Rollover IRA's (which are  self-directed), ESOP's, private placements, and limited  partnerships must all be reported as personal trading.

4.
ANNUAL CERTIFICATION - All employees are required to certify  annually to the Compliance Department that: (i) they have read and  understand the Personal Trading Policy/Code of Ethics; (ii) they  have complied with all requirements of the Personal Trading  Policy/Code of Ethics; and (iii) they have reported all  transactions required to be reported under the Personal Trading  Policy/Code of Ethics.

G.	Violation of the Personal Investments/Code of Ethics policy may result in disciplinary action, up to and including termination of employment.

AIMR CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT:

Turner has incorporated the AIMR Code of Ethics and Standards of  Professional Conduct into its Code of Ethics. The AIMR Code and  Standards can be found at: HTTP://WWW.CFAINSTITUTE.ORG/PDF/STANDARDS/ENGLISH_CODE.PDF

CODE VIOLATIONS AND REPORTING OF CODE VIOLATIONS:

Violation of the Code of Ethics may result in disciplinary action, up  to and including termination of employment.

Employees shall promptly report any violations of the Code of Ethics to  Turner's Chief Compliance Officer or to another Compliance Department  officer. Such reports will be treated confidentially to the extent  permitted by law and investigated promptly and appropriately. The  sooner the Compliance Department learns of a violation, the sooner  Turner can take corrective measures.

ACKNOWLEDGED RECEIPT OF CODE OF ETHICS:

 Turner will make available to all employees a copy of its Code of  Ethics and any material amendments. Employees are required to  acknowledge, in writing, their receipt of the code and any material  amendments.

ANNUAL REVIEW:

 The Chief Compliance Officer will review, at least annually, the  adequacy of the Code and the effectiveness of its implementation.

 Trading Disclosures and Holdings Report Policy

AS YOU ARE AWARE, TURNER MUST COMPLY WITH THE INDUSTRY'S ETHICS RULES. WE MAY HAVE TAKEN A BROADER STANCE THAN OTHER COMPANIES REGARDING TRADING DISCLOSURES AND HOLDINGS REPORTING, BUT IT IS THIS STRICT CODE OF ETHICS AND ATTENTION TO DETAIL THAT HAS MADE TURNER WHAT IT IS TODAY, AN EMPLOYER OF CHOICE AND LEADER WITHIN OUR INDUSTRY.

AS EMPLOYEES OF TURNER, WE AGREE TO ABIDE BY INTERNAL POLICIES AND PROCEDURES. WE MUST BE AWARE THAT QUARTERLY TRADING DISCLOSURES AND HOLDINGS REPORTING IS A REQUIREMENT OF OUR EMPLOYMENT AT TURNER.

IT IS YOUR INDIVIDUAL RESPONSIBILITY TO PROVIDE THIS INFORMATION, WITHIN 10 DAYS OF THE CLOSE OF THE QUARTER END.

WE HOLD SPECIAL APPRECIATION FOR THOSE INDIVIDUALS WHO HAVE COMPLIED STRICTLY AND CONSISTENTLY, AND SUPPORT THEIR GOOD EFFORTS IN THAT REGARD.

We will not tolerate a violation of this Policy; therefore a penalty must be set for those who consciously disregard this Policy. Any employee who has not meet the requirements of the Trading Disclosures and Holdings Report Policy and provided such information to the Compliance Department by the close of business day on the 10th day after quarter end will be subject to disciplinary action. Such disciplinary action may include a written disciplinary letter to be included in the employee's permanent employment records or a requirement that the employee leave the premises and stay away without pay until the report has been filed.

FUTURE DISREGARD OF THIS POLICY BY ANY INDIVIDUAL WILL RESULT IN FURTHER DISCIPLINARY ACTION (INCLUDING THE POSSIBILITY OF TERMINATION), THE SEVERITY DEPENDING ON THE LIABILITY SUCH DISREGARD PLACES UPON TURNER.

LAST AMENDED: FEBRUARY 1, 2005.